Lind Capital Partners Municipal Credit Income Fund

Dividend Reinvestment Policy

Any distributions made with respect to Shares registered in the Shareholder’s name will be reinvested automatically pursuant to the Automatic Dividend Reinvestment Plan (the “Plan”) by the Fund’s Transfer Agent, which is agent under the Plan, unless the Shareholder elects to receive cash.  Because the Advisory fee is based on the Fund’s daily net assets, distributions automatically reinvested by the Fund’s Transfer Agent will increase the Advisory fee paid to the Adviser.  Distributions with respect to Shares registered in the name of a broker-dealer or other nominee (that is, in “street name”) will be reinvested by the broker or nominee in additional Shares under the Plan, unless the service is not provided by the broker or nominee or the Shareholder elects to receive distributions in cash.  Investors who own Shares registered in street name should consult their broker-dealers for details regarding reinvestment.  A participant in the Plan may elect to receive all dividends in cash by contacting the Plan agent in writing at the address specified below or by calling the Plan agent at 833-615-3031.

Under the Plan, participants in the Plan will receive newly issued Shares or Shares repurchased from Shareholders by the Fund and held as treasury stock.  The number of Shares received when distributions are reinvested will be determined by dividing the amount of the distribution by the Fund’s NAV per share.  The automatic reinvestment of dividends and other distributions will not relieve participants of any U.S. federal, state or local income tax that may be payable (or required to be withheld) on such dividends or other distributions.

The Plan agent maintains all Shareholder accounts in the Plan and furnishes written confirmations of all transactions in the account, including information needed by Shareholders for personal and tax records.  Shares in the account of each Plan participant will be held by the Plan agent in non-certificated form in the name of the participant.  Under no circumstances will certificates be issued to participants.

In the case of Shareholders such as banks, brokers or nominees, that hold Shares for others who are the beneficial owners, the Plan agent will administer the Plan on the basis of the number of Shares certified from time to time by the Shareholder as representing the total amount registered in the Shareholder’s name and held for the account of beneficial owners who participate in the Plan.  A Plan participant may terminate his or her account under the Plan by notifying the Plan agent in writing to Lind Capital Partners Municipal Credit Income Fund, c/o Ultimus Fund Solutions, 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246, or by telephone at 833-615-3031.  A termination will be effective immediately if notice is received by the Plan agent more than three Business Days prior to any dividend or distribution payment date.  If such notice is received less than three Business Days prior to any dividend or distribution payment date, then such dividend or distributed will be reinvested, and such termination shall be effective with respect to any subsequent dividends or distributions.

The Fund reserves the right to amend or terminate its Plan as applied to any distribution paid after written notice of the change sent to the members of such Plan at least 30 days before the record date for such distribution.  The Plan also may be amended or terminated by the Plan agent on at least 30 days’ written notice to the participants in such Plan.  Neither the Fund nor the Plan agent

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shall be liable for any act performed in good faith or any good faith omission to act in connection with the matters discussed in this “Dividend Reinvestment Plan” section, including, without limitation, any claim of liability: (i) arising out of any failure to terminate a participant’s account, sell Shares held in the Plan, or invest dividends; or (ii) with respect to the prices at which Shares are purchased or sold for the participant’s account and the time such purchases or sales are made.

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